Free Writing Prospectus

Filing Pursuant to Rule 433

Filed on January 11, 2022

Registration Statement No. 333-249515-05

** Pricing Details ** $1.1+bln GMCAR 2022-1 (Prime Auto Loan)

Bookrunners : BNP Paribas (struc), CA, GS, SMBC

Co-Managers : Lloyds, Mizuho, MUFG, RBC

Selling Group : Great Pacific

Anticipated Capital Structure:

CL	AMT ($MM)	WAL	S/F	L. FNL	PXD	YLD	CPN	$PX

A-1	226.000	0.23	A-1+/F1+	01/23	IntL+0	0.22866	0.22866	100.00000

A-2	395.600	1.06	AAA/AAA	02/25	EDSF+7	0.763	0.76	99.99812

A-3	395.600	2.41	AAA/AAA	11/26	ISWPS+5	1.267	1.26	99.99131

A-4	130.110	3.65	AAA/AAA	04/28	ISWPS+5	1.522	1.51	99.97447

B	19.500	3.83	AA/AA	04/28	ISWPS+30	1.798	1.79	99.99520

C	18.270	3.83	A/A	04/28	ISWPS+45	1.948	1.94	99.99949

D	15.240	*** Retained ***

Transaction Details:

• Offered Size : $1.1+bln	• Registration : SEC-Registered
• Pricing Speed : 1.30%	• BBG Ticker : GMCAR 2022-1
• Expected Settle : 01/19/2022	• Risk Retention: US = YES; EU = NO
• First Payment : 02/16/2022	• ERISA Eligible: Yes
• Expected Ratings: S&P/Fitch	• Denominations : 1k x 1k
• Bill & Deliver : BNP Paribas	• Pricing : Priced

Available Information:

• Attached: Preliminary OM, Ratings FWP, CDI file

• Intexnet Deal Name: bpgmcar2201 Password: K243

• Dealroadshow: www.dealroadshow.com Password: GMCAR221 (case-sensitive)

CUSIPs:

A1: 380146AA8 / A2: 380146AB6 / A3: 380146AC4 / A4: 380146AD2

B: 380146AE0 / C: 380146AF7

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, BNP Paribas Securities Corp. can arrange to send you the prospectus if you request it by calling toll free at 1-800-854-5674.